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                                                                   EXHIBIT (A)20

                                    GMO TRUST

                                AMENDMENT NO. 31
                                       TO
             AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

      The undersigned, constituting at least a majority of the trustees of the GMO Trust, a Massachusetts business trust created and existing under an Amended and Restated Agreement and Declaration of Trust dated June 23, 2000 (the "Declaration of Trust"), a copy of which is on file in the Office of the Secretary of The Commonwealth of Massachusetts, hereby rescind the establishment and designation of nine series of the Trust, GMO U.S. Core Fund, GMO Value Fund, GMO Intrinsic Value Fund, GMO Growth Fund, GMO Small/Mid Cap Value Fund, GMO Small/Mid Cap Growth Fund, GMO International Disciplined Equity Fund, GMO International Growth Fund, and GMO Emerging Country Debt Share Fund, do hereby direct that this Amendment No. 31 be filed with the Secretary of The Commonwealth of Massachusetts and do hereby amend the Declaration of Trust by
(i) amending and restating Exhibit 3.6 of the Declaration of Trust in its entirety as attached hereto and (ii) amending and restating Schedule 3.6 of the Declaration of Trust in its entirety as attached hereto.

      The foregoing amendment shall become effective as of the time it is filed with the Secretary of The Commonwealth of Massachusetts.

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      IN WITNESS WHEREOF, we have hereunto set our hands for ourselves and for our successors and assigns this 1st day of March, 2007.

                                                /S/ DONALD W. GLAZER
                                                -------------------------------
                                                Donald W. Glazer
                                                225 Kenrick Street
                                                Newton, MA  02458

                                                /S/ JAY O. LIGHT
                                                -------------------------------
                                                Jay O. Light
                                                30 Wellesley Road
                                                Belmont, MA  02478

                                                /S/ W. NICHOLAS THORNDIKE
                                                -------------------------------
                                                W. Nicholas Thorndike
                                                10 Walnut Place
                                                Brookline, MA 02245

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                                             Exhibit 3.6 to Declaration of Trust

                                    GMO TRUST

                      Plan pursuant to Rule 18f-3 under the
                         Investment Company Act of 1940

                             Effective June 1, 1996
                      As Amended and Restated March 1, 2007

      This Plan (the "Plan") is adopted by GMO Trust (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created portfolios ("Funds"). This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

      Each Fund of the Trust may from time to time issue one or more of the following classes of shares: Class I Shares, Class II Shares, Class III Shares, Class IV Shares, Class V Shares, Class VI Shares, Class VII Shares, Class VIII Shares and Class M Shares. Each of the classes of shares of any Fund will represent interests in the same portfolio of investments and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus or statement of additional information as from time to time in effect (the "Prospectus"). The Trust may determine to modify such investment minimums from time to time as set forth in the Prospectus from time to time.

CLASS ELIGIBILITY

Eligibility Information for Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares:

      With certain exceptions described below, eligibility for Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares is dependent upon the client meeting either (i) a minimum "TOTAL FUND INVESTMENT" requirement, which includes only a client's total investment in the particular Fund, or (ii) a minimum "TOTAL INVESTMENT" with Grantham, Mayo, Van Otterloo & Co. LLC ("GMO" or the "Manager") requirement, provided that clients who qualify for investment in Class IV, Class V, Class VI, Class VII or Class VIII shares of a particular Fund as a result of satisfying the minimum Total Investment requirement may also be required to make a minimum investment in such Fund, in such amount as is set forth in the Prospectus from time to time.

      Determination of Total Investments: A client's Total Investment will be determined by GMO (i) at the time of the client's initial investment, (ii) at the close of business on the last

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business day of each business quarter, or (iii) on such other dates as may be determined by GMO (each a "Determination Date").

      A client's Total Investment as of any Determination Date will be determined as of such Determination Date by reference to the criteria set forth in the Prospectus (as amended from time to time) and this Plan, provided that any changes to the definition of Total Investment must be approved by the Trust's Board of Trustees and provided further that, in the event that the terms of this Plan and the Prospectus conflict, the provisions of this Plan shall apply. For the avoidance of doubt, a determination as to aggregation of client accounts does not constitute a change in the definition of Total Investment.

      Aggregation of Accounts. GMO will make all determinations as to aggregation of client accounts for purposes of determining eligibility. GMO may, in its sole discretion, determine that an account is part of a larger client relationship with GMO that includes other accounts managed by GMO and its affiliates (including accounts managed for affiliates of the client) and, accordingly, that the account should be aggregated with those other accounts for purposes of determining its eligibility for a particular class of shares of a Fund. When making decisions regarding whether an account should be aggregated with other accounts because they are part of a larger client relationship, GMO considers several factors, including, but not limited to, whether: the multiple accounts are for one or more subsidiaries of the same parent company; the multiple accounts have the same beneficial owner regardless of the legal form of ownership; the investment mandate is the same or substantially similar across the relationship; the asset allocation strategies are substantially similar across the relationship; GMO reports to the same investment board; the consultant is the same for the entire relationship; GMO services the relationship through a single GMO relationship manager; the relationships have substantially similar reporting requirements; and/or the relationship can be serviced from a single geographic location.

      Commitments to Invest. For purposes of calculating a client's Total Fund Investment or Total Investment on a Determination Date, GMO may determine to include assets which the client has committed to deliver to GMO or its affiliates for management over an agreed upon period of time, but which have not been delivered as of the Determination Date.

      Waiver of Eligibility Requirements. The Trust may waive eligibility requirements for certain types of accounts (e.g., other Funds of the Trust and other registered investment companies advised or subadvised by GMO that invest in the Funds).

Eligibility Information for Class M Shares:

      Investors purchasing through third party intermediaries will be eligible to purchase Class M Shares.

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CLASS CHARACTERISTICS

Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares:

      Shareholder Service Fees. The sole difference among the various classes of shares is the level of shareholder service fee ("Shareholder Service Fee") borne by the class for client and shareholder service, reporting and other support provided to such class by GMO. The multiple class structure reflects the fact that, as the size of the client relationship increases, the cost to service that relationship is expected to decrease as a percentage of the account. Thus, the Shareholder Service Fee is lower for classes for which eligibility criteria generally require greater assets under GMO's management.

      Conversion Features. For Class I, Class II, Class III, Class IV, Class V, Class VI, Class VII and Class VIII Shares, the value of each client's Total Investment and Total Fund Investment with GMO will be determined on each Determination Date. Based on that determination, and subject to the following, each client's shares of each Fund will be converted to the class of shares of that Fund which is then being offered bearing the lowest Shareholder Service Fee for which the client satisfies all minimum investment requirements (or, to the extent the client already holds shares of that class, the client will remain in that class). With respect to any Fund:

      (i) To the extent a client satisfies all minimum investment requirements for a class of shares then being offered that bears a lower Shareholder Service Fee than the class held by the client on the Determination Date, the client's shares will be automatically converted to that class within the period of time following the Determination Date specified in the Prospectus in effect from time to time.

      (ii) If a client no longer satisfies all minimum investment requirements for the class of shares held by the client as of the last Determination Date of a calendar year, the Trust will convert the client's shares to the class which is then being offered bearing the lowest Shareholder Service Fee for which the client satisfies all minimum investment requirements (and which class will typically bear a higher Shareholder Service Fee than the class held by the client as of the last Determination Date of that calendar year). To the extent the client no longer satisfies all minimum investment requirements for any class as of the last Determination Date of a calendar year, the Trust will convert the client's shares to the class of that Fund which is then being offered bearing the highest Shareholder Service Fee. Notwithstanding the foregoing, a client's shares will not be converted to a class of shares bearing a higher Shareholder Service Fee without prior notification by the Trust; as described in the Prospectus in effect from time to time, to the extent the client makes an additional investment (or the value of the client's shares otherwise increases) prior to the expiration of the notice period so as to satisfy all minimum investment requirements for the

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            client's current class of shares, the client will remain in the class of shares then held by the client. In addition, if the client is not able to make an additional investment in a Fund solely because the Fund is closed to new investment or is capacity constrained, the client will remain in the class of shares then held by the client. Any conversion of a client's shares to a class of shares bearing a higher Shareholder Service Fee would occur within the period of time following the last Determination Date of a calendar year specified in the Prospectus in effect from time to time.

      The Manager is also authorized, in its discretion, to apply the process in clause (ii) to a client on a date other than a Determination Date if there is an abusive pattern of investments and/or redemptions (e.g., a large investment just before a Determination Date and a redemption right after the Determination
Date). Shares of one class will always convert into shares of another class on the basis of the relative net asset value of the two classes, without the imposition of any sales load, fee or other charge. The conversion of a client's investment from one class of shares to another is not a taxable event, and will not result in the realization of gain or loss that may exist in Fund shares held by the client. The client's tax basis in the new class of shares will equal its basis in the old class before conversion. The conversion of shares from one class to another class of shares may be suspended if the opinion of counsel obtained by the Trust that the conversion does not constitute a taxable event under current federal income tax law is no longer available.

      Special Rules for Clients with Accounts as of May 31, 1996. Certain special rules will be applied by the Manager with respect to clients for whom GMO managed assets prior to the creation of multiple classes on May 31, 1996. Any client of GMO whose Total Investment as of May 31, 1996 was equal to or greater than $7 million will be eligible to remain invested in Class III Shares indefinitely (irrespective of whether the Fund has a higher investment minimum), provided that such client does not make a withdrawal or redemption that causes the client's Total Investment to fall below $7 million. Any client of GMO whose Total Investment as of May 31, 1996 was less than $7 million, but greater than $0, will be eligible to invest in or convert to Class II Shares indefinitely (irrespective of whether the Fund has a higher investment minimum). Notwithstanding the foregoing special rules applicable to clients owning shares of the Funds on May 31, 1996, such clients shall always be eligible to remain in and/or be converted to any class of shares of the relevant Fund with a lower Shareholder Service Fee which the client would be eligible to purchase pursuant to the eligibility requirements set forth elsewhere in this Plan or in the Prospectus.

Class M:

      Rule 12b-1 and Administration Fees. Class M Shares are subject to a Rule 12b-1 fee not to exceed 1.00%, and an administration fee. Up to 0.25% of the Rule 12b-1 fee may be paid by the Fund's distributor to third parties in connection with services primarily intended to result in the sale of Class M Shares and/or certain other services to Class M Shares. A portion of the administration fee may be paid by GMO to third parties for providing record keeping and other services to the Class M Shares.

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      Conversion Features. Clients holding Class M Shares are not currently eligible to convert their Class M Shares to any other class of shares offered by the Trust.

ALLOCATIONS TO EACH CLASS

Expense Allocations:

      Shareholder Service Fees payable by the Trust to the shareholder servicer of the Trust's shares (the "Shareholder Servicer") shall be allocated, to the extent practicable, on a class-by-class basis, excluding Class M Shares, which pay no Shareholder Service Fees. In addition, all Rule 12b-1 fees and administration fees payable by the Trust in respect of its Class M Shares shall be allocated exclusively to Class M Shares. Subject to the approval of the Trust's Board of Trustees, including a majority of the independent Trustees, the following "Class Expenses" may (if such expense is properly assessable at the class level) in the future be allocated on a class-by-class basis: (a) transfer agency costs attributable to each class, (b) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific Class,
(c) SEC registration fees incurred with respect to a specific class, (d) blue sky and foreign registration fees and expenses incurred with respect to a specific class, (e) the expenses of personnel and services required to support shareholders of a specific class (including, but not limited to, maintaining telephone lines and personnel to answer shareholder inquiries about their accounts or about the Trust), (f) litigation and other legal expenses relating to a specific class of shares, (g) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares, (h) accounting and consulting expenses relating to a specific class of shares, (i) any fees imposed pursuant to a non-Rule 12b-1 shareholder service plan that relate to a specific class of shares, and (j) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount with respect to a class, or if services are provided with respect to a class, or if services are provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

      All expenses not now or hereafter designated as Class Expenses ("Fund Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

      However, notwithstanding the above, a Fund may allocate all expenses other than Class Expenses on the basis of any methodology permitted by Rule 18f-3(c) under the Act, provided, however, that until such time as this Plan is amended with respect to the Fund's allocation methodology, the Fund will allocate all expenses other than Class Expenses on the basis of relative net assets.

Waivers and Reimbursements:

      The Manager, the Shareholder Servicer, the Funds' distributor and the Funds' administrator may choose to waive or reimburse Shareholder Service Fees, Rule 12b-1 Fees, administration fees, or any other Class Expenses on a voluntary or temporary basis.

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Income, Gain and Loss Allocations:

      Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the relevant Fund.

      Each Fund may allocate income and realized and unrealized capital gains and losses to each share based on any methodology permitted by Rule 18f-3(c)(2) under the Act, consistent with the provisions set forth in "Expense Allocations" above.

REDEMPTIONS AT THE OPTION OF THE TRUST

      Notwithstanding anything to the contrary in this Plan, pursuant to Article VI, Section 3 of the Trust's Amended and Restated Agreement and Declaration of Trust, the Trust has the right to redeem unilaterally any shareholder of the Trust (i) if at such time such shareholder owns shares of any Fund or class thereof having an aggregate net asset value of less than an amount determined from time to time by the Trustees or (ii) to the extent that such shareholder owns shares equal to or in excess of a percentage, determined from time to time by the Trustees, of the outstanding shares of the Trust or of any Fund or class thereof.

DIVIDENDS

      Dividends paid by the Trust with respect to any class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Shareholder Service Fee, Rule 12b-1 Fee or administration fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

      Each share of the Trust entitles the shareholder of record to one vote. Each class of shares of the Trust will vote separately as a class on matters for which class voting is required under applicable law.

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AMENDMENTS

      The Plan may be amended from time to time in accordance with the provisions and requirements of Rule 18f-3 under the Act.

Adopted this 1st day of March, 2007

By: /S/ Jason Harrison
    -------------------------------------
    Name:   Jason Harrison
    Title:  Clerk

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                                            Schedule 3.6 to Declaration of Trust

Series
------
GMO U.S. Core Equity Fund
GMO Tobacco-Free Core Fund
GMO U.S. Quality Equity Fund
GMO U.S. Value Fund
GMO U.S. Intrinsic Value Fund
GMO U.S. Growth Fund
GMO U.S. Small/Mid Cap Value Fund
GMO U.S. Small/Mid Cap Growth Fund
GMO Real Estate Fund
GMO Tax-Managed U.S. Equities Fund
GMO Tax-Managed Small/Mid Cap Fund
GMO International Core Equity Fund
GMO International Intrinsic Value Fund
GMO International Growth Equity Fund
GMO Global Growth Fund
GMO Developed World Stock Fund
GMO Currency Hedged International Equity Fund
GMO Foreign Fund
GMO Foreign Small Companies Fund
GMO International Small Companies Fund
GMO Emerging Markets Fund
GMO Emerging Countries Fund
GMO Emerging Markets Quality Fund
GMO Tax-Managed International Equities Fund
GMO Domestic Bond Fund
GMO Core Plus Bond Fund
GMO International Bond Fund
GMO Strategic Fixed Income Fund
GMO Currency Hedged International Bond Fund
GMO Global Bond Fund
GMO Emerging Country Debt Fund
GMO Short-Duration Investment Fund
GMO Short-Duration Collateral Share Fund
GMO Inflation Indexed Plus Bond Fund
GMO U.S. Equity Allocation Fund
GMO International Equity Allocation Fund
GMO International Opportunities Equity Allocation Fund
GMO Global (U.S.+) Equity Allocation Fund
GMO World Opportunities Equity Allocation Fund
GMO Global Balanced Asset Allocation Fund
GMO Strategic Opportunities Allocation Fund
GMO Benchmark-Free Allocation Fund
GMO Alpha Only Fund

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                                     Schedule 3.6 to Declaration of Trust Cont'd

GMO Alternative Asset Opportunity Fund
GMO Short-Duration Collateral Fund
GMO Special Purpose Holding Fund
GMO Taiwan Fund
GMO World Opportunity Overlay Fund